                                                                  Exhibit 11.1

                          AASTROM BIOSCIENCES, INC.
                        (A development stage company)

               STATEMENT RE COMPUTATION OF NET LOSS PER SHARE

                                                                   Year ended June 30,
                                                       -------------------------------------------
                                                           1995          1996             1997
                                                       -----------     ----------     ------------
Weighted average number of common shares
  outstanding (1)                                       1,724,000       1,749,000       10,642,000
Issuance of Common Stock (2)                              135,000         135,000           68,000
Assumed exercise of options to purchase
  Common Stock (2)                                        121,000         121,000           61,000
Issuance of Series E Preferred Stock (2)                1,078,000       1,078,000          544,000
Weighted average number of common shares
  representing assumed conversion of Series A,
  Series B, Series C and Series D Preferred Stock
  from the date of issuance                             5,586,000       7,020,000               --
                                                      -----------     -----------     ------------
Weighted average number of common and
  common equivalent shares outstanding                  8,644,000      10,103,000       11,315,000
                                                      ===========    ============     ============
Net loss                                              $(5,717,000)   $(9,917,000)     $(14,288,000)
                                                      ===========    ============     ============
Net loss per share                                    $      (.66)   $      (.98)     $      (1.26)
                                                      ===========    ============     ============
-------------------------------------

(1) Includes the number of common equivalent shares issued upon the conversion of Series A through Series E Preferred Stock on February 7, 1997 in connection with the initial public offering.
(2) Represents shares of common stock or common stock equivalents issued subsequent to October 1995 at a price pre share less than the estimated initial public offering price.